102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR FINANCIAL, INC. REPORTS FIRST QUARTER 2025 GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.26 PER DILUTED SHARE AND NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.23 PER DILUTED SHARE

•C&I LOAN ORIGINATIONS INCREASED OVER 40% ON A LINKED-QUARTER BASIS

•ADJUSTED OPERATING EXPENSES DECLINE 22% YEAR-OVER-YEAR

•MAINTAINED STRONG CAPITAL AND LIQUIDITY POSITIONS

•NET INTEREST MARGIN STABILIZES

•CREDIT COSTS IMPROVE AS PROVISION FOR CREDIT LOSSES AND NET CHARGE-OFFS DECLINED ON A LINKED-QUARTER BASIS

•LOAN SALES AND CONTINUED MANAGEMENT EMPHASIS ON LOAN PAYOFFS DRIVE FURTHER DECLINE IN COMMERCIAL REAL ESTATE EXPOSURE

First Quarter 2025 Summary

Asset Quality	Loans, Deposits, and Funding

•Total ACL of $1,215 million or 1.82% of total loans HFI compared to 1.83% in previous quarter
•Multi-family ACL coverage of 1.82% v. 1.87% in Q4'24
•Multi-family with rent-regulated units equal to or greater than 50% ACL at 2.82% v. 2.89% in Q4'24
•Office ACL coverage at 6.88% v. 7.01% in Q4'24
•Par pay-offs totaled $840 million with 59% being substandard loans
•NCOs declined $107 million, or 48% to $115 million
•NCOs on an annualized basis declined 55 basis points to 0.68% of average loans
•Criticized loans declined $885 million or 6%

•Continue to reduce total CRE exposure
•Multi-family loans down $656 million or 2%
•CRE loans down $326 million or 3%

•Commercial lending business building momentum
•Over 4% loan growth in focus areas vs. prior quarter
•New credit commitments totaled $1,046 million, up 32%
•Originations were $769 million, up 42% v. Q4'24
•Q1 deposits reflect further payoffs of brokered deposits
•Brokered deposits declined $1.9 billion or 19%

Capital	Liquidity
•CET1 capital ratio improved to 11.9%, at or above peer group levels •Book value per common share of $18.43 •Tangible book value per share of $17.33	•Ample total liquidity of $30 billion •Represents 231% coverage on uninsured deposits •$18.1 billion of available borrowing capacity and high-quality liquid assets

Flagstar Financial, Inc. Reports First Quarter 2025 Results
Hicksville, N.Y., April 25, 2025 – Flagstar Financial, Inc. (NYSE: FLG) (“the Company”), today reported results for first quarter 2025. First quarter 2025 net loss was $100 million compared to a net loss of $188 million for fourth quarter 2024, and a net loss of $327 million for first quarter 2024. The net loss attributable to common stockholders for first quarter 2025 was $108 million, or $0.26 per diluted share, compared to a net loss attributable to common stockholders of $196 million, or $0.47 per diluted share for fourth quarter 2024, and a net loss attributable to common stockholders of $335 million, or $1.36 per diluted share for first quarter 2024.

CEO COMMENTARY

Commenting on the Company's first quarter 2025 performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, “I am very pleased with our solid financial results and operating performance during the quarter, as we continue to make progress on returning to profitability, executing on our strategic plan, and transforming the Company into a top-25 performing regional bank. In 2024, we successfully built capital, improved liquidity, and enhanced the credit quality of our loan portfolio. As a result, we begin the year in a strong balance sheet position with a CET1 capital ratio of around 12%, ACL reserve coverage of 1.82%, and ample liquidity of about $30 billion.

“Our 2025 focus is improving our earnings profile, executing on our C&I and Private Bank growth strategy, continuing to manage lower our commercial real estate exposure, and on credit normalization. Our first quarter operating trends reflect this focus. We reduced operating expenses and are on pace to meet our $600 million cost savings goal, reduced our credit costs as both the provision for credit losses and net charge-offs declined, our net interest margin was stable compared to the fourth quarter, we continued to reduce our multi-family and commercial real estate portfolios, and made further progress in our C&I business, adding additional talent and originating nearly $770 million in new loans, up over 40% compared to what we originated in the fourth quarter. More importantly, we grew C&I loans in our focus areas by over 4% compared to last quarter.

“During the quarter, we added 15 talented bankers in our commercial lending business bringing the total to 75 since we started expanding this business, and we plan to add another 80 to 90 bankers during the remainder of 2025. Additionally, we announced the hiring of Mark Pittsey to lead our Private Bank and Wealth Management businesses. Mark's extensive background will help drive continued growth in these two core business lines.

“On the credit quality front, criticized loans declined 6% compared to the prior quarter, and although we had a pick-up in non-accrual loans, this was largely due to one credit relationship. Our total allowance for credit losses was 1.82%, virtually unchanged from the previous quarter, while reserve coverage on multi-family loans with rent-regulated units at 50% or more of the total units was 2.82%.

“The significant strides we made in 2024 have laid the groundwork for growth and have established a path to profitability by fourth quarter 2025. While the near-term macro environment is filled with some uncertainties, I remain confident in our ability to execute on our strategic plan and to transform the Company into a high-performing, top-tier regional bank.

“Lastly, I would like to especially thank all of our teammates whose dedication and commitment to the organization and its customers has been unmatched.”

Flagstar Financial, Inc. Reports First Quarter 2025 Results
BALANCE SHEET SUMMARY AS OF MARCH 31, 2025

At March 31, 2025, total assets were $97.6 billion, down $2.5 billion or 3% versus December 31, 2024. The linked-quarter decline was driven by a decrease in total loans and leases held for investment ("HFI") as the Company continues to reduce its commercial real estate ("CRE") exposure, along with a decrease in cash balances. During the first quarter 2025, we re-deployed some of our liquidity into available-for-sale ("AFS") investment securities. Accordingly, AFS investment securities rose $2.4 billion or 23% to $12.8 billion on a linked-quarter basis.

Total loans and leases held for investment at March 31, 2025 were $66.6 billion, down $1.7 billion or 2% on a linked-quarter basis. The multi-family loan portfolio declined $656 million or 2% to $33.4 billion on a linked-quarter basis while the CRE portfolio decreased $326 million or 3% on a linked-quarter basis to $11.5 billion. The linked-quarter decrease was the result of exiting non-relationship borrowers, par payoffs, and loan sales, at or close to current valuations, that were previously disclosed during the fourth quarter of 2024. The declines in both of these portfolios is a continuation of the Company's overall strategy to diversify the loan portfolio by reducing its multi-family and CRE exposure.

Total commercial and industrial ("C&I") loans declined $634 million or 4% to $14.7 billion on a linked-quarter basis. The linked-quarter decrease is due to the Company's strategy to reduce non-core loans within the specialty finance and leasing portfolios, as well as reducing exposures in the MSR lending business.

We experienced another strong quarter of production from our new C&I lending teams. During first quarter 2025, new credit commitments totaled $1,046 million of which we funded $769 million compared to $789 million and $542 million, respectively, in fourth quarter 2024.

Total deposits at March 31, 2025 were $73.9 billion, a $2.0 billion or 3% linked-quarter decrease. The linked-quarter decline was driven by the sale of our mortgage servicing/sub-servicing and third-party origination business during the fourth quarter of 2024, which included the transfer of mortgage escrow deposits to the buyer. Non-interest-bearing deposits declined $739 million or 5% on a linked-quarter basis due to the sale of the mortgage servicing business.

Certificates of deposit ("CDs") decreased $1.4 billion or 5% to $25.9 billion on a linked-quarter basis. The linked-quarter decline was driven by a decrease in brokered CDs, reflecting our strategy to reduce higher cost funding. During the first quarter, the Company paid off approximately $1.4 billion in brokered CDs.

At March 31, 2025, wholesale borrowings totaled $13.2 billion, down $250 million or 2% on a linked-quarter basis. After rebuilding our liquidity position over the course of 2024 through deposit growth and asset sales, we paid down wholesale borrowings, primarily Federal Home Loan Bank of New York ("FHLB-NY") advances, in the second half of 2024. In first quarter 2025, we paid off $250 million of FHLB-NY advances.

NET INCOME (LOSS) | NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

First quarter 2025 results included two notable items. These items include $6 million in lease cost acceleration related to our previously announced branch closures and $5 million in trailing costs related to the sale of our mortgage servicing/sub-servicing and third-party origination business during the fourth quarter of last year. In addition, the Company also incurred $8 million of merger-related expenses during the quarter. As adjusted for these items, the net loss for first quarter 2025 was $86 million and the net loss attributable to common stockholders was $94 million or $0.23 per diluted share. This compares to a fourth quarter 2024 net loss, as adjusted for merger-related expenses and for certain items related to the sale of the servicing/sub-servicing and third-party origination business, severance costs, and long-term asset impairment charges related to various Company-owned or leased properties, of $158 million and a net loss attributable to common stockholders of $166 million or $0.40 per diluted share. First quarter 2024, net loss and net loss attributable to common stockholders, as adjusted for merger-related and restructuring expenses and the bargain purchase gain, was $174 million and $182 million or $0.74 per diluted share, respectively.

Flagstar Financial, Inc. Reports First Quarter 2025

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2025

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

Net interest income for the first quarter 2025 totaled $410 million, down $51 million, or 11%, compared to fourth quarter 2024. The linked-quarter decline was driven by a smaller balance sheet partially offset by lower funding costs. Average loan balances decreased over the past five quarters due to several strategic actions that began during early 2024, including the sale of our mortgage warehouse business and mortgage servicing/sub-servicing and third-party origination business, a strategic reduction in the multi-family and commercial real estate portfolios from a combination of par payoffs and strategic loan sales, and lower net C&I balances as our growth was outpaced by the pay-down of certain non-core, non-strategic relationships. During first-quarter 2025, we utilized a portion of our cash position to purchase higher yielding investment securities. The decrease in average loan balances was partially offset by a lower level of average borrowed funds, as the Company paid off a substantial amount of wholesale borrowings, primarily FHLB-NY advances during 2024.

Net Interest Income				March 31, 2025
	For the Three Months Ended			compared to (%):
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Net interest income	$410	$461	$624	-11%	-34%

Net Interest Margin

During first quarter 2025, we stabilized the net interest margin ("NIM") as compared to fourth-quarter 2024. First-quarter 2025 NIM was 1.74%, up 1 basis point compared to fourth quarter 2024, but down 54 basis points compared to first quarter 2024. The linked-quarter improvement was driven by a 25 basis point decrease in the cost of average total interest-bearing liabilities to 4.02% partially offset by a 21 basis point decrease in the average total interest-earnings assets. The average cost of interest-bearing deposits dropped 34 basis points to 3.85% reflecting a decline in market rates, along with a $3.8 billion or 6% decrease in average interest-bearing deposits to $61.7 billion. Additionally, average borrowed funds declined $3.6 billion or 20% to $14.4 billion, while their cost increased 15 basis points to 4.71%.

Average loan balances declined $3.5 billion or 5% to $68.2 billion on a linked-quarter basis, while the average loan yield also declined 22 basis points to 5.06%. Average cash balances declined $7.7 billion or 35% to $14.3 billion as we used a portion of our cash to purchase investment securities and pay down wholesale borrowings. Average investment securities rose modestly, up $720 million or 5.83% to $13.1 billion.

The year-over-year decline in the NIM was due to several factors including lower average total interest-earnings assets due to our strategic actions to sell certain businesses and reduce our commercial real estate concentrations, offset partially by a reduction in average wholesale borrowings, as well as lower overall market interest rates. The average yield on interest-earnings assets declined 61 basis points on a year-over-year basis, while average balances declined $14.4 billion or 13%. This was only partially offset by a 17 basis point decrease in the average cost interest-bearing liabilities, while these average balances decreased $9.2 billion or 11%.

Year-over-year, average loan balances declined $15.9 billion or 19%, while the average loan yield dropped 62 basis points. Average securities balances increased $1.5 billion or 13% along with a corresponding 29 basis point increase in the average yield. This was offset in part by an $11.4 billion or 44% decrease in average borrowings, along with a 28 basis point decrease in the average cost of borrowings. Average deposit balances rose $2.2 billion or 4% on a year-over-year basis, while the average cost of deposits remained unchanged.

Flagstar Financial, Inc. Reports First Quarter 2025

				March 31, 2025
	For the Three Months Ended			compared to (bp):
Yield/Cost	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Mortgage and other loans, net	5.06%	5.28%	5.68%	-22	-62
Securities	4.59%	4.77%	4.30%	-18	29
Interest-earning cash and cash equivalents	4.42%	4.79%	5.52%	-37	-110
Total interest-earning assets	4.90%	5.11%	5.51%	-21	-61
Total interest-bearing deposits	3.85%	4.19%	3.85%	-34	0
Borrowed funds	4.71%	4.56%	4.99%	15	-28
Total interest-bearing liabilities	4.02%	4.27%	4.19%	-25	-17
Net interest margin	1.74%	1.73%	2.28%	1	-54

Average Balance Sheet

				March 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Mortgage and other loans, net	$68,212	$71,727	$84,123	-5%	-19%
Securities	13,067	12,347	11,576	6%	13%
Interest-earning cash and cash equivalents	14,344	22,048	14,345	-35%	—%
Total interest-earning assets	95,623	106,122	110,044	-10%	-13%
Total interest-bearing deposits	61,727	65,576	59,539	-6%	4%
Borrowed funds	14,377	17,940	25,728	-20%	-44%
Total interest-bearing liabilities	76,104	83,516	85,267	-9%	-11%
Non-interest-bearing deposits	$13,068	$15,959	$19,355	-18%	-32%

Provision for Credit Losses

For the three months ended March 31, 2025, the provision for credit losses decreased $66 million compared to the three months ended December 31, 2024. This decrease is primarily due to lower net charge-offs, our continued focus on credit reviews, and the receipt of recent appraisals. Additionally, our ACL balance decreased since December 31, 2024, as result of the on-going strategic reduction of our multi-family, CRE and non-core C&I portfolios. The reduction in our ACL balance was partially offset by the negatively trending macro-economic environment.

Net charge-offs for the first quarter 2025 totaled $115 million, down $107 million or 48% compared to fourth quarter 2024, but were up $34 million or 42% compared to first quarter 2024. Net charge-offs on an annualized basis represented 0.68% of average loans outstanding, compared to 1.23% of fourth quarter 2024 and compared to 0.39% during first quarter 2024.

Flagstar Financial, Inc. Reports First Quarter 2025

Pre-Provision Net Revenue

The table below details the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted:

				March 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Net interest income	$410	$461	$624	-11%	-34%
Non-interest income	80	164	9	-51%	789%
Total revenues	$490	$625	$633	-22%	-23%
Total non-interest expense	532	718	699	-26%	-24%
Pre - provision net loss (non-GAAP)	$(42)	$(93)	$(66)	NM	NM
Bargain purchase gain	—	—	121	NM	NM
Merger-related and restructuring expenses	8	12	43	-33%	-81%
Net impact of mortgage/servicing sale and related activity	—	(80)	—	NM	NM
Severance costs	—	31	—	NM	NM
Long term asset impairment	—	77	—	NM	NM
Lease cost acceleration related to closing branches	6	—	—	NM	NM
Trailing mortgage sale costs with Mr. Cooper	5	—	—	NM	NM
Pre - provision net (loss)/revenue, as adjusted (non-GAAP)	$(23)	$(53)	$98	NM	NM

For the first quarter 2025, pre-provision net loss totaled $42 million compared to a pre-provision net loss of $93 million for fourth quarter 2024 and a pre-provision net loss of $66 million for first quarter 2024. First quarter 2025 pre-provision net loss included two notable items including $6 million related to lease cost accelerated related to branch closures and $5 million in trailing costs related to the sale of the mortgage servicing/sub-servicing and third-party originations business. As adjusted for these items and for merger-related expenses, the first quarter pre-provision net loss improved to $23 million compared to a pre-provision net loss of $53 million for fourth quarter 2024 and pre-provision net revenue of $98 million for first quarter 2024.

Flagstar Financial, Inc. Reports First Quarter 2025

Non-Interest Income

In first quarter 2025, non-interest income totaled $80 million compared to $164 million in fourth quarter 2024 and $9 million in first quarter 2024. Included in fourth quarter 2024 non-interest income was a $89 million gain on the sale of our mortgage servicing/sub-servicing and third-party origination business, while first quarter 2024 non-interest income included a bargain purchase gain of $121 million. As adjusted for these items, first quarter 2025 non-interest income increased $8 million or 11% from $72 million in fourth quarter 2024, but declined $50 million or 38% from $130 million in first-quarter 2024.

The linked-quarter increase was primarily due to higher net gain on loan sales and securitizations, up $8 million to $13 million and higher other income, up $2 million or 7%, partially offset by lower fee income, down $11 million or 33%. The year-over-year decline was due to lower fee income, down $12 million or 35%, lower net gain on loan sales and securitizations, down $7 million or 35%, and lower net loan administration income, down $12 million or 75%; partially offset by a $2 million or 7% increase in other income. Both the linked-quarter and year-over-year declines in our net return on mortgage servicing rights and net loan administration income are due to the sale of our mortgage servicing/sub-servicing and third-party origination business during fourth quarter 2024.

				March 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Fee income	$22	$33	$34	-33%	-35%
Bank-owned life insurance	10	10	10	—%	—%
Net return on mortgage servicing rights	—	(1)	21	NM	NM
Net gain on loan sales and securitizations	13	5	20	160%	-35%
Net gain on mortgage/servicing sale	—	89	—	NM	NM
Net loan administration income (loss)	4	(1)	16	NM	-75%
Bargain purchase gain	—	—	(121)	NM	NM
Other income	31	29	29	7%	7%
Total non-interest income	$80	$164	$9	-51%	789%

Impact of Adjustments:
Bargain purchase gain	—	—	121	NM	NM
Gain on mortgage/servicing sale and related activity	—	(92)	—	NM	NM
Adjusted noninterest income (non-GAAP)	$80	$72	$130	11%	-38%

Flagstar Financial, Inc. Reports First Quarter 2025

Non-Interest Expense

First quarter 2025 non-interest expense totaled $532 million, down $186 million or 26% on a linked-quarter basis and down $167 million or 24% on a year-over-year basis. Both first quarter 2025 and fourth-quarter 2024 included a number notable items compared to no such items in first-quarter 2024. Fourth-quarter 2024 included $31 million of severance costs, $77 million of long-term asset impairment costs, and $12 million of costs related to the sale of the mortgage servicing/sub-servicing business. First quarter 2025 included $6 million of lease cost acceleration related to branch closures and $5 million in trailing costs related to the sale of the mortgage servicing/sub-servicing business.

As adjusted for these items and excluding intangible asset amortization and merger-related expenses, first quarter 2025 non-interest expenses totaled $485 million, down $71 million or 13% on a linked-quarter basis and down $136 million or 22% on a year-over-year basis. The linked-quarter decreases were driven by a $27 million or 10% decline in compensation and benefits expense, a $24 million or 32% decrease in FDIC insurance expense, and a $21 million or 13% decline in general and administrative expenses. The year-over-year decline was the result of an $89 million or 27% decrease in compensation and benefits expense and a $44 million or 24% decline in general and administrative expenses.

				March 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Operating expenses:
Compensation and benefits	$244	$302	$333	-19%	-27%
FDIC insurance	50	74	50	-32%	—%
Occupancy and equipment	55	48	52	15%	6%
General and administrative	147	252	186	-42%	-21%
Total operating expenses	496	676	621	-27%	-20%
Intangible asset amortization	28	31	35	-10%	-20%
Merger-related and restructuring expenses	8	11	43	-27%	-81%
Total non-interest expense	$532	$718	$699	-26%	-24%

Impact of Adjustments:
Total operating expenses	$496	$676	$621	-27%	-20%
Severance costs	—	(31)	—	NM	NM
Long term asset impairment	—	(77)	—	NM	NM
Lease cost acceleration related to closing branches.	(6)	—	—	NM	NM
Trailing mortgage sale costs with Mr. Cooper	(5)	—	—	NM	NM
Certain items related to sale of mortgage servicing business	—	(12)	—	NM	NM
Adjusted noninterest expense (non-GAAP)	$485	$556	$621	-13%	-22%

Income Taxes

For the first quarter 2025, the Company reported a benefit for income taxes of $21 million compared to a benefit for income taxes of $50 million for the fourth quarter 2024 and a benefit of $54 million for the three months ended March 31, 2024. The effective tax rate for the first quarter 2025 was 17.82% compared to 21.32% for the fourth quarter 2024, and 14.32% for the three months ended March 31, 2024.

Flagstar Financial, Inc. Reports First Quarter 2025

ASSET QUALITY

				March 31, 2025
	As of			compared to:
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Total non-accrual loans held for investment	$3,280	$2,615	$798	25%	311%
Non-accrual loans held for sale	$21	$323	$15	-93%	NM
NPLs to total loans held for investment	4.93%	3.83%	0.97%	110	396
NPAs to total assets	3.37%	2.62%	0.72%	75	265
Allowance for credit losses on loans and leases	$1,168	$1,201	$1,215	(3)%	(4)%
Total ACL, including on unfunded commitments	$1,215	$1,251	$1,288	(3)%	(6)%
ACL % of total loans held for investment	1.75%	1.76%	1.48%	-1 bps	28 bps
Total ACL % of total loans held for investment	1.82%	1.83%	1.56%	-1 bps	26 bps
ACL on loans and leases % of NPLs	36%	46%	152%	-10%	-117%
Total ACL % of NPLs	37%	48%	161%	-11%	-124%

				March 31, 2025
	For the Three Months Ended			compared to:
	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Net charge-offs	$115	$222	$81	-48%	42%
Net charge-offs to average loans (1)	0.68%	1.23%	0.39%	-55 bps	30 bps
(1) Three months ended presented on an annualized basis.

Non-Performing Assets

At March 31, 2025, total non-accrual loans, including held-for-sale, were $3,301 million, up $363 million or 12% compared to December 31, 2024. The linked-quarter increase was primarily due to higher non-accrual multi-family loans and a majority of this increase was tied to one borrower relationship. Excluding this relationship, total non-accrual loans would have decreased $35 million or 1.3%. The year-over-year increase was driven by increased multi-family and commercial real estate, mostly office-related, non-accruals, as the Company proactively dealt with potential credit issues throughout 2024.

Total non-accrual loans HFI to total loans HFI were 4.9% at March 31, 2025 compared to 3.8% at December 31, 2024 and 0.97% at March 31, 2024.

Total Allowance for Credit Losses

The total allowance for credit losses was $1,215 million at March 31, 2025 compared to $1,251 million at December 31, 2024 and $1,288 million at March 31, 2024. The total allowance for credit losses on loans and leases at March 31, 2025 was $1,168 million compared to $1,201 million at December 31, 2024 and $1,215 million at March 31, 2024.

The total allowance for credit losses to total loans at March 31, 2025 was 1.82% compared to 1.83% at December 31, 2024 and 1.56% at March 31, 2024. The total allowance for credit losses on loans and leases to total loans held for investment was 1.75% at March 31, 2025 compared to 1.76% at December 31, 2024 and 1.48% at March 31, 2024.

The allowance for credit losses in the first quarter declined slightly as a result of our ongoing focus on credit and declines in total loans, held-or-investment. Additionally, we had a 48% decline in net charge-offs.

Flagstar Financial, Inc. Reports First Quarter 2025

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	March 31, 2025	December 31, 2024
REGULATORY CAPITAL RATIOS: (1)
Flagstar Financial, Inc.
Common equity tier 1 ratio	11.90%	11.83%
Tier 1 risk-based capital ratio	12.66%	12.57%
Total risk-based capital ratio	15.25%	15.14%
Leverage capital ratio	8.45%	7.68%

Flagstar Bank, N.A.
Common equity tier 1 ratio	13.36%	13.21%
Tier 1 risk-based capital ratio	13.36%	13.21%
Total risk-based capital ratio	14.62%	14.47%
Leverage capital ratio	8.91%	8.05%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Financial, Inc.

Flagstar Financial, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At March 31, 2025, the Company had $97.6 billion of assets, $67.1 billion of loans, deposits of $73.9 billion, and total stockholders’ equity of $8.2 billion. Flagstar Bank, N.A. operates approximately 400 locations across nine states, with strong footholds in the greater New York/New Jersey metropolitan region and in the upper Midwest, along with a significant presence in fast-growing markets in Florida and the West Coast.

Post-Earnings Release Conference Call

The Company will host a conference call on April 25, 2025 at 8:00 a.m. (Eastern Time) to discuss its first quarter 2025 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on April 29, 2025 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call will be webcast at ir.flagstar.com and archived through 5:00 p.m. on May 23, 2025.

Investor Contact: Salvatore J. DiMartino (516) 683-4286
Media Contact: Steven Bodakowski (248) 312-5872

Flagstar Financial, Inc. Reports First Quarter 2025

Cautionary Statements Regarding Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding, among other things: (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to achieve profitability goals within projected timeframes and to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed in December 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023, and our ability to fully and timely implement and maintain the risk management programs institutions greater than $100 billion in assets must maintain; (h) the impact of the $1.05 billion capital raise we completed in March 2024; (i) our previously disclosed material weaknesses in internal control over financial reporting; (j) the conversion or exchange of shares of the Company’s preferred stock; (k) the payment of dividends on shares of the Company’s capital stock, including adjustments to the amount of dividends payable on shares of the Company’s preferred stock; (l) the availability of equity and dilution of existing equity holders associated with future equity awards and stock issuances; (m) the effects of the reverse stock split we effected in July 2024; and (n) the impact of the recent sale of our mortgage servicing operations, third party mortgage loan origination business, and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; recent turnover in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; our ability to successfully remediate our previously disclosed material weaknesses in internal control over financial reporting; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; our ability to fully and timely implement and maintain the risk management programs institutions greater than $100 billion in assets must maintain; the restructuring of our mortgage business; our ability to recognize anticipated cost savings and enhanced efficiencies with respect to our balance sheet and expense reduction strategies; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, civil unrest, international military conflict, terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed in December 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected.

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2024, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

				March 31, 2025
				compared to
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Assets
Cash and cash equivalents	$12,614	$15,430	$12,890	-18%	-2%
Securities:
Available-for-sale	12,826	10,402	9,336	23%	37%
Equity investments with readily determinable fair values, at fair value	14	14	14	—%	—%
Total securities net of allowance for credit losses	12,840	10,416	9,350	23%	37%
Loans held for sale	531	899	981	-41%	-46%
Loans and leases held for investment:
Multi-family	33,437	34,093	36,859	-2%	-9%
Commercial real estate(1)	11,510	11,836	13,530	-3%	-15%
One-to-four family first mortgage	5,187	5,201	5,807	—%	-11%
Commercial and industrial	14,742	15,376	24,418	-4%	-40%
Other loans	1,716	1,766	1,713	-3%	—%
Total loans and leases held for investment	66,592	68,272	82,327	-2%	-19%
Less: Allowance for credit losses on loans and leases	(1,168)	(1,201)	(1,215)	-3%	-4%
Total loans and leases held for investment, net	65,424	67,071	81,112	-2%	-19%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,061	1,146	1,550	-7%	-32%
Premises and equipment, net	486	562	679	-14%	-28%
Core deposit and other intangibles	459	488	590	-6%	-22%
Mortgage servicing rights	—	—	1,092	—%	—%
Bank-owned life insurance	1,615	1,605	1,586	1%	2%
Other assets	2,598	2,543	3,070	2%	-15%
Total assets	$97,628	$100,160	$112,900	-3%	-14%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$20,809	$20,780	$22,172	—%	-6%
Savings accounts	14,465	14,282	8,171	1%	77%
Certificates of deposit	25,887	27,324	26,763	-5%	-3%
Non-interest-bearing accounts	12,745	13,484	17,752	-5%	-28%
Total deposits	73,906	75,870	74,858	-3%	-1%
Borrowed funds:
Wholesale borrowings	13,150	13,400	25,708	-2%	-49%
Junior subordinated debentures	583	582	580	—%	1%
Subordinated notes	445	444	439	—%	1%
Total borrowed funds	14,178	14,426	26,727	-2%	-47%
Other liabilities	1,390	1,696	2,330	-18%	-40%
Total liabilities	89,474	91,992	103,915	-3%	-14%
Mezzanine equity:
Preferred stock - Series B	1	1	595	—%	—%
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	3	—%	33%
Paid-in capital in excess of par	9,286	9,282	8,653	—%	7%
Retained earnings	(875)	(763)	73	15%	NM
Treasury stock, at cost	(212)	(219)	(225)	-3%	-6%
Accumulated other comprehensive loss, net of tax:	(553)	(640)	(617)	-14%	-10%
Total stockholders' equity	8,153	8,167	8,390	—%	-3%
Total liabilities, Mezzanine and Stockholders' Equity	$97,628	$100,160	$112,900	-3%	-14%
(1)Includes Acquisition, Development, and Construction loans.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME (unaudited)

				March 31, 2025
	For the Three Months Ended			compared to
	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$860	$948	$1,193	-9%	-28%
Securities and money market investments	304	410	320	-26%	-5%
Total interest income	1,164	1,358	1,513	-14%	-23%

Interest Expense:
Interest-bearing checking and money market accounts	167	205	232	-19%	-28%
Savings accounts	111	124	47	-10%	136%
Certificates of deposit	308	362	291	-15%	6%
Borrowed funds	168	206	319	-18%	-47%
Total interest expense	754	897	889	-16%	-15%
Net interest income	410	461	624	-11%	-34%
Provision for credit losses	79	145	315	-46%	-75%
Net interest income after provision for credit losses	331	316	309	5%	7%

Non-Interest Income:
Fee income	22	33	34	-33%	-35%
Bank-owned life insurance	10	10	10	—%	—%
Net return on mortgage servicing rights	—	(1)	21	NM	NM
Net gain on loan sales and securitizations	13	5	20	160%	-35%
Net gain on mortgage/servicing sale	—	89	—	NM	NM
Net loan administration (loss) income	4	(1)	16	NM	-75%
Bargain purchase gain	—	—	(121)	NM	NM
Other income	31	29	29	7%	7%
Total non-interest income	80	164	9	-51%	NM

Non-Interest Expense:
Operating expenses:
Compensation and benefits	244	302	333	-19%	-27%
FDIC insurance	50	74	50	-32%	—%
Occupancy and equipment	55	48	52	15%	6%
General and administrative	147	252	186	-42%	-21%
Total operating expenses	496	676	621	-27%	-20%
Intangible asset amortization	28	31	35	-10%	-20%
Merger-related and restructuring expenses	8	11	43	-27%	-81%
Total non-interest expense	532	718	699	-26%	-24%
(Loss) income before income taxes	(121)	(238)	(381)	NM	NM
Income tax (benefit) expense	(21)	(50)	(54)	NM	NM
Net (loss) income	(100)	(188)	(327)	NM	NM
Preferred stock dividends	8	8	8	—%	—%
Net (loss) income attributable to common stockholders	$(108)	$(196)	$(335)	NM	NM

Basic (loss) earnings per common share	$(0.26)	$(0.47)	$(1.36)	NM	NM
Diluted (loss) earnings per common share	$(0.26)	$(0.47)	$(1.36)	NM	NM
Dividends per common share	$0.01	$0.01	$0.15	—%	-93%

FLAGSTAR FINANCIAL, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible common stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1. Tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2. Returns on average tangible assets and average tangible common stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3. Tangible book value per share and the ratio of tangible common stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Additionally, while diluted earnings per common share, net income, net income attributable to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude merger and restructuring expenses, the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and certain items related to the sale of the mortgage warehouse business, are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

In addition, while net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related and restructuring expenses, bargain purchase gain and certain items related to the sale of the mortgage warehouse business are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since they are commonly employed and are measures frequently cited by investors and analysts.

Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following tables reconcile the above the non-GAAP financial measures we use to their comparable GAAP financial measures for the stated periods:

	At or for the
	Three Months Ended March 31,
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Total Stockholders’ Equity	$8,153	$8,167	$8,390
Less: Other intangible assets	(459)	(488)	(590)
Less: Preferred stock - Series A and D	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,191	$7,176	$7,297

Total Assets	$97,628	$100,160	$112,900
Less: Other intangible assets	(459)	(488)	(590)
Tangible Assets	$97,169	$99,672	$112,310

Average common stockholders’ equity	$7,700	$8,070	$7,900
Less: Other intangible assets	(478)	(508)	(613)
Average tangible common stockholders’ equity	$7,222	$7,562	$7,287

Average Assets	$99,107	$110,489	$115,726
Less: Other intangible assets	(478)	(508)	(613)
Average tangible assets	$98,629	$109,981	$115,113

GAAP MEASURES:
(Loss) return on average assets (1)	(0.40)%	(0.68)%	(1.13)%
(Loss) return on average common stockholders' equity (2)	(5.61)%	(9.73)%	(16.97)%
Book value per common share	$18.43	$18.47	$29.42
Common stockholders’ equity to total assets	7.84%	7.65%	6.99%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(0.35)%	(0.58)%	(0.61)%
(Loss) return on average tangible common stockholders’ equity (2)	(5.23)%	(8.82)%	(10.02)%
Tangible book value per common share	$17.33	$17.30	$27.22
Tangible common stockholders’ equity to tangible assets	7.40%	7.20%	6.50%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

	For the Three Months Ended
(dollars in millions, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Net (loss) income - GAAP	$(100)	$(188)	$(327)
Merger-related and restructuring expenses, net of tax (1)	6	9	32
Net impact of mortgage/servicing sale and related activity, net of tax	—	(59)	—
Severance costs, net of tax	—	23	—
Long term asset impairment, net of tax	—	57	—
Lease cost acceleration related to closing branches - net of tax	4	—	—
Trailing mortgage sale costs with Mr. Cooper - net of tax	4	—	—
Bargain purchase gain	—	—	121
Net (loss) income, as adjusted - non-GAAP	$(86)	$(158)	$(174)
Preferred stock dividends	8	8	8
Net (loss) income attributable to common stockholders, as adjusted - non-GAAP	$(94)	$(166)	$(182)

Diluted (loss) earnings per common share - GAAP(2)	$(0.26)	$(0.47)	$(1.36)
Diluted (loss) earnings per common share, as adjusted - non-GAAP(2)	$(0.23)	$(0.40)	$(0.74)
(1)Certain merger-related items are not taxable or deductible.
(2)On June 27, 2024, the Company announced a 1 for 3 reverse stock split, effective July 11, 2024. This reverse stock split is reflected retroactively in all periods presented.

	For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
(dollars in millions)
Net interest income	$410	$461	$624
Non-interest income	80	164	9
Total revenues	$490	$625	$633
Total non-interest expense	532	718	699
Pre - provision net revenue (non-GAAP)	$(42)	$(93)	$(66)
Bargain purchase gain	—	—	121
Merger-related and restructuring expenses	8	12	43
Net impact of mortgage/servicing sale and related activity	—	(80)	—
Severance costs	—	31	—
Long term asset impairment	—	77	—
Lease cost acceleration related to closing branches	6	—	—
Trailing mortgage sale costs with Mr. Cooper	5	—	—
Pre - provision net revenue excluding merger-related and restructuring expenses, as adjusted (non-GAAP)	$(23)	$(53)	$98
Provision for credit losses	(79)	(145)	(315)
Bargain purchase gain	—	—	(121)
Merger-related and restructuring expenses	(8)	(12)	(43)
Net impact of mortgage/servicing sale and related activity	—	80	—
Severance costs	—	(31)	—
Long term asset impairment	—	(77)	—
Lease cost acceleration related to closing branches	(6)	—	—
Trailing mortgage sale costs with Mr. Cooper	(5)	—	—
(Loss) income before taxes	$(121)	$(238)	$(381)
Income tax (benefit) expense	(21)	(50)	(54)
Net (Loss) Income (GAAP)	$(100)	$(188)	$(327)

FLAGSTAR FINANCIAL, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)
(dollars in millions)

	For the Three Months Ended
	March 31, 2025				December 31, 2024				March 31, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$68,212	$860	5.06%		$71,727	$948	5.28%		$84,123	$1,193	5.68%
Securities	13,067	148	4.59		12,347	144	4.77		11,576	123	4.30
Interest-earning cash and cash equivalents	14,344	156	4.42		22,048	266	4.79		14,345	197	5.52
Total interest-earning assets	95,623	$1,164	4.90		106,122	$1,358	5.11		110,044	$1,513	5.51
Non-interest-earning assets	3,484				4,367				5,682
Total assets	$99,107				$110,489				$115,726
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$21,023	$167	3.23%		$23,007	$205	3.54%		$26,428	$232	3.54%
Savings accounts	14,349	111	3.14		13,996	124	3.51		8,400	47	2.24
Certificates of deposit	26,355	308	4.74		28,573	362	5.04		24,711	291	4.74
Total interest-bearing deposits	61,727	586	3.85		65,576	691	4.19		59,539	570	3.85
Borrowed funds	14,377	168	4.71		17,940	206	4.56		25,728	319	4.99
Total interest-bearing liabilities	76,104	$754	4.02		83,516	$897	4.27		85,267	$889	4.19
Non-interest-bearing deposits	13,068				15,959				19,355
Other liabilities	1,732				2,440				2,563
Total liabilities	90,904				101,915				107,185
Stockholders’ and mezzanine equity	8,203				8,574				8,541
Total liabilities and stockholders’ equity	$99,107				$110,489				$115,726
Net interest income/interest rate spread		$410	0.88%			$461	0.84%			$624	1.32%
Net interest margin			1.74%				1.73%				2.28%
Ratio of interest-earning assets to interest-bearing liabilities			1.26	x			1.27	x			1.29	x

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in millions)

	For the Three Months Ended
(dollars in millions, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
PROFITABILITY MEASURES:
Net (loss) income	$(100)	$(188)	$(327)
Net (loss) income attributable to common stockholders	(108)	(196)	(335)
Basic (loss) earnings per common share	(0.26)	(0.47)	(1.36)
Diluted (loss) earnings per common share	(0.26)	(0.47)	(1.36)
(Loss) return on average assets	(0.40)%	(0.68)%	(1.13)%
(Loss) return on average tangible assets (1)	(0.35)	(0.58)	(0.61)
(Loss) return on average common stockholders’ equity	(5.61)	(9.73)	(16.97)
(Loss) return on average tangible common stockholders' equity (1)	(5.23)	(8.82)	(10.02)
Efficiency ratio	108.70	114.98	110.51
Efficiency ratio, as adjusted (2)	101.25	108.18	82.47
Operating expenses to average assets	2.00	2.45	2.15
Interest rate spread	0.88	0.84	1.32
Net interest margin	1.74	1.73	2.28
Effective tax rate	17.82	21.32	14.32
Shares used for basic and diluted EPS per common share	414,824,158	415,089,512	246,682,592
Common shares outstanding at the respective period-ends	415,021,890	414,934,628	240,825,252
(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures under "Reconciliations of Certain GAAP and non-GAAP Financial Measures" above.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	March 31, 2025	December 31, 2024	March 31, 2024
CAPITAL MEASURES:
Book value per common share	$18.43	$18.47	$29.42
Tangible book value per common share - as reported (1)	17.33	17.30	27.22
Common stockholders’ equity to total assets	7.84%	7.65%	6.99%
Tangible common stockholders’ equity to tangible assets (1)	7.40	7.20	6.50

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures under "Reconciliations of Certain GAAP and non-GAAP Financial Measures" above.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				March 31, 2025
				compared to
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Non-accrual loans held for investment:
Multi-family	$2,361	$1,755	$339	35%	NM
Commercial real estate(1)	589	564	267	4%	121%
One-to-four family first mortgage	77	70	98	10%	-21%
Commercial and industrial	231	202	73	14%	216%
Other non-accrual loans	22	24	21	-8%	5%
Total non-accrual loans held for investment	3,280	2,615	798	25%	311%
Repossessed assets	12	14	13	-14%	-8%
Total non-accrual held for investment loans and repossessed assets	$3,292	$2,629	$811	25%	306%

Non-accrual loans held for sale:
Multi-family	$—	$51	$—	NM	NM
Commercial real estate(1)	18	215	15	NM	NM
One-to-four family first mortgage	3	57	—	-95%	NM
Total non-accrual mortgage loans held for sale	$21	$323	$15	-93%	NM
(1)Includes Acquisition, Development, and Construction loans.

The following table presents the Company's asset quality measures at the respective dates:

	March 31, 2025	December 31, 2024	March 31, 2024
Non-accrual held for investment loans to total loans held for investment	4.93%	3.83%	0.97%
Non-accrual held for investment loans and repossessed assets to total assets	3.37	2.62	0.72
Allowance for credit losses on loans to non-accrual loans held for investment	35.61	45.93	152.11
Allowance for credit losses on loans to total loans held for investment	1.75	1.76	1.48

FLAGSTAR FINANCIAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				March 31, 2025
				compared to
(dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	December 31, 2024
Loans 30 to 89 Days Past Due:
Multi-family	$806	$749	$103	8%	683%
Commercial real estate(1)	85	70	15	21%	467%
One-to-four family first mortgage	28	25	26	12%	8%
Commercial and industrial	92	110	60	-16%	53%
Other loans	9	11	8	-18%	13%
Total loans 30 to 89 days past due	$1,020	$965	$212	6%	381%
(1)Includes Acquisition, Development, and Construction loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
(dollars in millions)
Charge-offs:
Multi-family	$80	$120	$11
Commercial real estate(2)	2	51	64
One-to-four family residential	1	—	—
Commercial and industrial	34	57	11
Other	7	5	5
Total charge-offs	$124	$233	$91

Recoveries:
Multi-family	$—	$(1)	$(1)
Commercial real estate(2)	—	(2)	—
One-to-four family residential	—	—	—
Commercial and industrial	(6)	(6)	(7)
Other	(3)	(2)	(2)
Total recoveries	$(9)	$(11)	$(10)

Net charge-offs	$115	$222	$81

Net charge-offs to average loans (1)	0.68%	1.23%	0.39%

(1)Three months ended presented on an annualized basis.
(2)Includes Acquisition, Development, and Construction loans.